As filed with the Securities and Exchange Commission on October 12, 2021.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROOKLYN IMMUNOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	31-1103425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 58th Street, Suite 2100
Brooklyn, New York 11220
(Address, including zip code, of registrant’s principal executive offices)

Restated 2020 Stock Incentive Plan
 (Full title of the plan)

Howard J. Federoff
Chief Executive Officer and President
Brooklyn ImmunoTherapeutics, Inc.
140 58th Street, Suite 2100
Brooklyn, New York 11220
Telephone: (212) 582-1199
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Mark L. Johnson
Bella Zaslavsky
K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111
(617) 261-3260

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.005 par value per share	5,116,132	$8.46	$43,282,476.72	$4,012.29
(1)
Consists of 5,116,132 additional shares authorized for issuance under the registrant’s Restated 2020 Stock Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant’s common stock as reported on the NYSE American on October 11, 2021

This Registration Statement on Form S-8 is being filed by Brooklyn ImmunoTherapeutics, Inc. (the “Company”) for the purpose of registering 5,116,132 shares of the Company’s common stock, $0.005 par value per share (“Common Stock”), authorized for issuance under the Company’s Restated 2020 Stock Incentive Plan (the “Restated Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by the Company to participants in the Restated Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company to participants in the Restated Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)
the latest annual report on Form 10-K of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)
the description of the Common Stock set forth in Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on April 30, 2021, together with any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the respective dates of the filing of such reports and other documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

K&L Gates LLP has opined as to the legality of the shares of Common Stock being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The Company’s restated certificate of incorporation provides that none of its directors shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s restated certificate of incorporation provides that it will indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by the Company in advance of the final disposition of such action, suit or proceeding. The indemnification described herein shall not be deemed to limit the Company’s right to indemnify any other person for any such expense to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The board of directors has approved a form of indemnification agreement that has been executed by each of the Company’s directors and executive officers. In general, these agreements each provide that the Company will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of the Company or in connection with their service at the Company’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.) (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 14, 2013)

3.1(a)
Certificate of Amendment to the Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated June 16, 2016 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 17, 2016)

3.1(b)
Certificate of Decrease of the Series A convertible preferred stock of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated April 10, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on April 12, 2017)

3.1(c)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated June 8, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 9, 2017)

3.1(d)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 31, 2021)

3.1(e)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on March 31, 2021)

3.1(f)
Certificate of Amendment of Restated Certificate of Incorporation of Brooklyn ImmunoTherapeutics, Inc. (formerly NTN Buzztime, Inc.), dated March 25, 2021 (incorporated herein by reference to Exhibit 3.3 to the Current Report on Form 8-K filed on March 31, 2021)

3.1(g)
Certificate of Validation of Brooklyn ImmunoTherapeutics, Inc., as filed with the Secretary of State of the State of Delaware on September 3, 2021, (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 23, 2021)

3.2	Amended and Restated Bylaws of Brooklyn ImmunoTherapeutics, Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on September 23, 2021)
5.1	Opinion of K&L Gates LLP
23.1	Consent of Baker Tilly US, LLP
23.2	Consent of Marcum LLP
23.3	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
99.1†	Brooklyn ImmunoTherapeutics, Inc. Restated 2020 Stock Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on September 13, 2021)

†	Management contract or compensatory plan.

Item 9.	Undertakings

1.	The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S‑8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of
October 12, 2021.

BROOKLYN IMMUNOTHERAPEUTICS, INC.

By:	/s/ Howard J. Federoff
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard J. Federoff and Sandra Gurrola, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard J. Federoff	Chief Executive Officer, President and Director	October 12, 2021
Howard J. Federoff	(principal executive officer)

/s/ Sandra Gurrola	Vice President of Finance	October 12, 2021
Sandra Gurrola	(principal financial and accounting officer)

/s/ Charles Cherington	Director	October 12, 2021
Charles Cherington

Director
Luba Greenwood

/s/ Dennis H. Langer	Director	October 12, 2021
Dennis H. Langer

Director
Erich Mohr